UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                  Commission File Number 0-31653


                           NOTIFICATION OF LATE FILING

(Check One):   [_] Form 10-K and Form 10-KSB   [_] Form 11-K    [_] Form 20-F
               [X] Form 10-Q and Form 10-QSB   [_] Form N-SAR

               For Period Ended:  April 30, 2004

                  [  ]     Transition Report on Form 10-K
                  [  ]     Transition Report on Form 20-F
                  [  ]     Transition Report on Form 11-K
                  [  ]     Transition Report on Form 10-Q
                  [  ]     Transition Report on Form N-SAR

                  For the Transition Period ended: _________________

                NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY
                      THAT THE COMMISSION HAS VERIFIED ANY
                          INFORMATION CONTAINED HEREIN.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                        PART I - REGISTRANT INFORMATION

Enhance Biotech, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

Becor Communications, Inc. (changed on March 23, 2003)
--------------------------------------------------------------------------------
Former Name if Applicable

712 Fifth Avenue
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street & Number)

New York, New York  10019
--------------------------------------------------------------------------------
City, State and Zip Code


                                    12b25-1

                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will
[X]  |         be filed  on or  before  the  15th  calendar  day  following  the
     |         prescribed  due  date;  or  the  subject   quarterly   report  or
     |         transition  report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth  calendar day following the prescribed due
     |         date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period:

Registrant recently changed auditors and is in the process of completing its audited financials for the fiscal year ended January 31, 2004. Due to the demands on Registrant's resources, Registrant has been delayed in compiling information and documentation necessary for Registrant's independent accountants' financial review and preparation of financial statements. Registrant is working as expeditiously as possible to compile such information and documentation and to deliver it to Registrant's independent accountants for review, completion and filing within the required time frame.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Christopher Every            (212)                      561-1716
-------------------------------------------------------------------------------
(Name)                     (Area Code)            (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                    12b25-2

                              ENHANCE BIOTECH, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 14, 2004               By: /s/ Christopher Every
                                      ------------------------------------------
                                      Christopher Every, Chief Executive Officer


                                     12b25-3